Exhibit 99

News/Information

Investor Relations

P. O. Box 1113

Minneapolis, MN 55440

FOR IMMEDIATE RELEASE

March 18, 2020

Contact:  (analysts) Jeff Siemon:  763-764-2301

(media) Kelsey Roemhildt:  763-764-6364

GENERAL MILLS REPORTS FISCAL 2020 THIRD-QUARTER RESULTS
AND UPDATES FULL-YEAR GUIDANCE

•	Net sales of $4.2 billion were flat to last year; organic net sales¹ were also flat. Through nine months, net sales were down 1 percent and organic net sales were flat to last year.
•

Operating profit of $651 million essentially matched year-ago results; constant-currency adjusted operating profit was down 8 percent, including a strong increase in media investment.  Through nine months, operating profit was up 18 percent and constant-currency adjusted operating profit increased 2 percent.

•

Diluted earnings per share (EPS) of $0.74 were flat to last year; adjusted diluted EPS of $0.77 were down 6 percent in constant currency.  Through nine months, diluted EPS were up 30 percent and constant-currency adjusted diluted EPS increased 5 percent.

•	Company updates its full-year fiscal 2020 guidance, raising the ranges for adjusted operating profit and adjusted diluted EPS

¹ Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – March 18, 2020 – General Mills (NYSE: GIS) today reported results for the third quarter ended February 23, 2020.

“We began fiscal 2020 with three key priorities:  accelerate our organic sales growth, maintain our strong margins, and reduce our leverage,” said General Mills Chairman and Chief Executive Officer Jeff Harmening.  “Our focus and execution in a dynamic environment this year have kept us on track to achieve those goals.  Our third-quarter results were broadly in line with our expectations, except for the negative impact in Asia of the COVID-19 virus outbreak.

“During the rapidly evolving situation related to COVID-19, our number one objective continues to be the health and safety of our consumers, employees, and other stakeholders.  General Mills plays a critical role in making food to meet the needs of our consumers, and I’m proud of the way we’ve partnered with our retail customers in recent weeks to service consumers’ increased demand for food at home during this unique time.  Looking forward, we’ll remain agile to adapt to changing demand patterns around the world as circumstances with COVID-19 continue to develop.”

Third Quarter Results Summary

•

Net sales of $4.2 billion were flat to last year.  Organic net sales were also flat to last year, with strong growth for the Pet segment largely offset by declines in North America Retail and Convenience Stores & Foodservice.  A modest decline in organic volume was offset by favorable organic net price realization and mix.  Third-quarter net sales results versus the prior year included a 50 basis-point headwind from lower Häagen-Dazs net sales in Asia in February, driven by the impact of the COVID-19 virus outbreak on consumer traffic in Häagen-Dazs shops and foodservice outlets.

•

Gross margin declined 80 basis points to 33.6 percent of net sales.  Adjusted gross margin of 33.9 percent was 30 basis points below the prior year, driven by input cost inflation and higher other supply chain costs, partially offset by Holistic Margin Management (HMM) cost savings and favorable net price realization and mix.

•

Operating profit totaled $651 million, essentially in line with the prior year.  Operating profit margin of 15.6 percent increased 10 basis points.  Adjusted operating profit of $675 million was down 8 percent in constant currency, primarily driven by higher selling, general, and administrative (SG&A) expenses, including higher media investment.  Lower contributions from ice cream net sales in Asia in February reduced third-quarter adjusted operating profit results versus the prior year by an estimated 150 basis points.  Adjusted operating profit margin decreased 130 basis points to 16.1 percent.

•	Net earnings attributable to General Mills totaled $454 million, up 2 percent from a year ago.
•

Diluted EPS of $0.74 essentially matched prior-year results.  Adjusted diluted EPS of $0.77 were down 6 percent from the prior year in constant currency, driven primarily by lower adjusted operating profit, a higher adjusted effective tax rate, and higher average diluted shares outstanding, partially offset by lower net interest expense and higher non-service benefit plan income.  Lower contributions from ice cream net sales in Asia in February reduced third-quarter adjusted diluted EPS results versus the prior year by an estimated 150 basis points.

Nine Month Results Summary

•	Net sales declined 1 percent to $12.6 billion. Organic net sales essentially matched year-ago levels, reflecting positive organic net price realization and mix offset by lower organic volume.
•

Gross margin increased 80 basis points to 34.6 percent of net sales.  Adjusted gross margin of 34.8 percent was 70 basis points above the prior year, driven primarily by favorable net price realization and mix and last year’s one-time purchase accounting inventory adjustment related to the Blue Buffalo acquisition, partially offset by higher input costs.

•

Operating profit of $2.1 billion increased 18 percent from the prior year.  Operating profit margin of 16.9 percent was up 270 basis points.  Constant-currency adjusted operating profit increased 2 percent, driven by higher adjusted gross margin, partially offset by higher SG&A expenses including higher media investment.  Adjusted operating profit margin increased 40 basis points to 17.2 percent.

•	Net earnings attributable to General Mills totaled $1.6 billion.
•	Diluted EPS of $2.54 was 30 percent above prior-year levels. Adjusted diluted EPS of $2.51 was up 5 percent on a constant-currency basis.

Operating Segment Results

Note:  Tables may not foot due to rounding.

Components of Fiscal 2020 Reported Net Sales Growth
Third Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	--	(1) pt	--	(1)%
Pet	6 pts	5 pts	--	11%
Convenience Stores & Foodservice	(2) pts	1 pt	--	(2)%
Europe & Australia	(1) pt	--	(1) pt	(2)%
Asia & Latin America	(2) pts	--	(3) pts	(5)%
Total	(1) pt	1 pt	--	Flat
Nine Months
North America Retail	--	--	--	Flat
Pet	6 pts	5 pts	--	11%
Convenience Stores & Foodservice	(2) pts	--	--	(2)%
Europe & Australia	(4) pts	1 pt	(3) pts	(6)%
Asia & Latin America	(6) pts	2 pts	(2) pts	(6)%
Total	(1) pt	1 pt	(1) pt	(1)%

Components of Fiscal 2020 Organic Net Sales Growth
Third Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	--	(1) pt	(1)%	--	--	(1)%
Pet	6 pts	5 pts	11%	--	--	11%
Convenience Stores & Foodservice	(2) pts	1 pt	(2)%	--	--	(2)%
Europe & Australia	(1) pt	--	(1)%	(1) pt	--	(2)%
Asia & Latin America	1 pt	(1) pt	Flat	(3) pts	(2) pts	(5)%
Total	--	1 pt	Flat	--	--	Flat
Nine Months
North America Retail	--	--	Flat	--	--	Flat
Pet	6 pts	5 pts	11%	--	--	11%
Convenience Stores & Foodservice	(2) pts	--	(2)%	--	--	(2)%
Europe & Australia	(4) pts	1 pt	(3)%	(3) pts	--	(6)%
Asia & Latin America	(1) pt	1 pt	(1)%	(2) pts	(4) pts	(6)%
Total	(1) pt	1 pt	Flat	(1) pt	--	(1)%

Fiscal 2020 Segment Operating Profit Growth
Third Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(9)%	(9)%
Pet	29%	29%
Convenience Stores & Foodservice	(5)%	(5)%
Europe & Australia	(9)%	(11)%
Asia & Latin America	(58)%	(64)%
Total	(6)%	(6)%
Nine Months
North America Retail	(1)%	(1)%
Pet	62%	62%
Convenience Stores & Foodservice	(2)%	(2)%
Europe & Australia	Flat	3%
Asia & Latin America	(14)%	(13)%
Total	3%	3%

North America Retail Segment

Third-quarter net sales for General Mills’ North America Retail segment totaled $2.50 billion, down 1 percent from the prior year.  Net sales were down 2 percent in the U.S. Meals & Baking operating unit and down 1 percent each in U.S. Cereal, U.S. Snacks, and U.S. Yogurt.  Canada operating unit net sales were up 6 percent as reported and up 5 percent in constant currency.  Segment operating profit of $532 million was 9 percent below year-ago results that increased 12 percent, driven primarily by higher media expenses, unfavorable net price realization and mix, and higher input costs.

Through nine months, North America Retail segment net sales totaled $7.55 billion, essentially matching year-ago levels.  Segment operating profit totaled $1.73 billion, down 1 percent from a year ago due primarily to higher SG&A expenses, including higher media expense.

Pet Segment

Third-quarter net sales for the Pet segment increased 11 percent to $384 million, driven by positive contributions from volume growth and positive net price realization and mix.  Net sales performance was led by double-digit growth on BLUE’s two largest product lines:  Life Protection Formula and Wilderness.  Segment operating profit increased 29 percent to $94 million, driven primarily by higher net sales, partially offset by higher media expense.

Through nine months, Pet segment net sales increased 11 percent to $1.14 billion, driven by positive contributions from volume growth and positive net price realization and mix.  All-channel retail sales were up double digits in the first nine months of the year.  Segment operating profit of $256 million was up 62 percent, driven primarily by a $53 million one-time purchase accounting inventory adjustment in the year-ago period, as well as favorable net price realization and mix.

Convenience Stores & Foodservice Segment

Third-quarter net sales for the Convenience Stores & Foodservice segment declined 2 percent to $465 million, driven by declines on non-Focus 6 products including flour and mixes, partially offset by low-single digit growth for the Focus 6 platforms including cereal, frozen baked goods, and yogurt.  Segment operating profit of $92 million was down 5 percent, primarily driven by higher input costs.

Through nine months, Convenience Stores & Foodservice net sales decreased 2 percent to $1.42 billion, due primarily to lower bakery flour volume and unfavorable index pricing, partially offset by low-single digit growth for the Focus 6 platforms.  Segment operating profit of $298 million was down 2 percent, primarily driven by lower net sales.

Europe & Australia Segment

Third-quarter net sales for the Europe & Australia segment declined 2 percent to $422 million, including 1 point of unfavorable foreign currency exchange.  Organic net sales were down 1 percent.  Net sales declines in Yoplait yogurt and Häagen-Dazs ice cream were partially offset by growth for Nature Valley and Fibre One snack bars and Old El Paso Mexican food.  Segment operating profit of $22 million was down 9 percent as reported and down 11 percent in constant currency, driven primarily by higher input costs, partially offset by lower SG&A expenses.

Through nine months, Europe & Australia net sales decreased 6 percent to $1.31 billion, including 3 points of unfavorable foreign currency exchange.  Organic net sales decreased 3 percent, with lower contributions from organic volume partially offset by positive organic net price realization and mix.  Net sales declines in yogurt and ice cream were partially offset by growth for snack bars and Mexican food.  Segment operating profit of $81 million was flat as reported and was up 3 percent in constant currency, reflecting lower SG&A expenses and favorable net price realization and mix, partially offset by lower volume and higher input costs.

Asia & Latin America Segment

Third-quarter net sales for the Asia & Latin America segment declined 5 percent to $408 million, driven by 3 points of unfavorable foreign currency exchange and a 2-point headwind from divestitures executed in fiscal 2019.  Organic net sales essentially matched year-ago results, with growth in Latin America offset by declines in Asia.  Third-quarter segment net sales growth included a 5-point headwind from lower Häagen-Dazs ice cream net sales in Asia in February, driven by the impact of the COVID-19 virus outbreak on consumer traffic in Häagen-Dazs shops and foodservice outlets.  Segment operating profit of $8 million was down $11 million in the quarter, driven by higher SG&A expenses and lower ice cream net sales in Asia in February, partially offset by higher net sales in Latin America.

Through nine months, Asia & Latin America net sales declined 6 percent to $1.18 billion, driven by a 4-point headwind from divestitures executed in fiscal 2019 and 2 points of unfavorable foreign currency exchange.  Organic net sales were down 1 percent, with declines in Asia partially offset by growth in Latin America.  Nine-month segment net sales growth included a 2-point headwind from lower ice cream net sales in Asia in February.  Segment operating profit of $43 million was down 14 percent as reported and down 13 percent in constant currency, driven by higher input costs and the impact of lower contributions from ice cream net sales in Asia in February, partially offset by favorable net price realization and mix and lower SG&A expenses.

Joint Venture Summary

Third-quarter net sales for Cereal Partners Worldwide (CPW) increased 1 percent in constant currency, and constant-currency net sales for Häagen-Dazs Japan (HDJ) were down 5 percent.  Combined after-tax earnings from joint ventures were $11 million compared to $12 million last year.  Through nine months, after-tax earnings from joint ventures totaled $58 million compared to $52 million a year ago, driven primarily by General Mills’ share of lower restructuring charges at CPW.

Other Income Statement Items

Unallocated corporate items totaled $92 million net expense in the third quarter of fiscal 2020 compared to $49 million net expense a year ago.  Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $73 million net expense this year compared to $65 million net expense last year.

Restructuring, impairment, and other exit costs totaled $6 million in the third quarter compared to $60 million in the prior year (please see Note 3 below for more information on these charges).

Net interest expense totaled $110 million in the third quarter compared to $131 million a year ago, driven by lower average debt balances and lower rates.  The effective tax rate in the quarter was 20.7 percent compared to 17.7 percent last year (please see Note 6 below for more information on our effective tax rate). The third-quarter adjusted effective tax rate was 21.0 percent compared to 19.9 percent a year ago, primarily driven by discrete tax benefits in the prior year.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $2.16 billion through nine months of fiscal 2020, up 7 percent from the prior year, primarily driven by higher net earnings, partially offset by changes in non-cash restructuring, impairment, and other exit costs and deferred income taxes.  Capital investments totaled $269 million.  The company reduced debt by $862 million and paid $895 million of dividends in the first nine months of the year.  Average diluted shares outstanding through nine months increased 1 percent to 612 million.

Fiscal 2020 Outlook

For the fourth quarter of fiscal 2020, General Mills expects to see a step up in organic net sales growth, driven in part by an extra month of results for the Pet segment as the company aligns that business to the General Mills fiscal year end.  Fourth-quarter reported net sales will also benefit from a 53rd week.

The impact of the recent COVID-19 virus outbreak on the company’s full-year fiscal 2020 results is still uncertain.  The company’s current outlook incorporates increased orders from retail customers in North America and Europe subsequent to the end of the third quarter in response to increased consumer demand for food at home, as well as headwinds in Häagen-Dazs shops and other foodservice channels resulting from lower consumer traffic.  The most significant element of uncertainty in the company’s full-year outlook is the intensity and duration of increased demand for food at home across all its major markets.  Additionally, the company’s outlook assumes its supply chain continues to operate with minimal disruption for the remainder of fiscal 2020.

Based on its year-to-date performance and fourth-quarter expectations, General Mills updated its full-year fiscal 2020 targets:

•

Organic net sales are still expected to increase 1 to 2 percent.  The combination of currency translation, the impact of divestitures executed in fiscal 2019, and contributions from the 53rd week in fiscal 2020 are expected to increase reported net sales by approximately 1 percentage point.

•

Constant-currency adjusted operating profit is now expected to increase 4 to 6 percent from the base of $2.86 billion reported in fiscal 2019, which is ahead of the previous range of 2 to 4 percent growth.  The primary drivers of the increased outlook for constant-currency adjusted operating profit are increased Holistic Margin Management productivity savings, a modest reduction in the outlook for input cost inflation, and continued tight control over administrative expenses.  The benefit of the extra fiscal week is being reinvested in capabilities and brand-building initiatives to drive improvement in the company’s organic sales growth rate in 2020 and beyond.

•

Constant-currency adjusted diluted EPS are now expected to increase 6 to 8 percent from the base of $3.22 earned in fiscal 2019, which is ahead of the previous range of 3 to 5 percent growth.  The primary drivers of the increased outlook for constant-currency adjusted diluted EPS are the increased forecast for constant-currency adjusted operating profit and a reduced expectation for full-year net interest expense.

•	The company continues to expect free cash flow conversion of at least 105 percent of adjusted after-tax earnings.
•	Currency translation is expected to have an immaterial impact on fiscal 2020 adjusted operating profit and adjusted diluted EPS.

General Mills will hold a briefing for investors today, March 18, 2020, beginning at 7:30 a.m. Central time (8:30 a.m. Eastern time).  You can access the webcast at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2020 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: the impact of the coronavirus (COVID-19) outbreak on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of the coronavirus (COVID-19) outbreak; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets, including our acquisition of Blue Buffalo and issues in the integration of Blue Buffalo and retention of key management and employees; unfavorable reaction to our acquisition of Blue Buffalo by customers, competitors, suppliers, and employees; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war.  The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 23,	Feb. 24,		Feb. 23,	Feb. 24,
	2020	2019	% Change	2020	2019	% Change
Net sales	$4,180.3	$4,198.3	-%	$12,603.6	$12,703.5	(1)%
Cost of sales	2,777.1	2,755.3	1%	8,241.8	8,408.0	(2)%
Selling, general, and administrative expenses	746.6	696.6	7%	2,224.5	2,192.6	1%
Divestiture loss	-	35.4	NM	-	35.4	NM
Restructuring, impairment, and other exit costs	5.8	59.7	(90)%	12.9	267.7	(95)%
Operating profit	650.8	651.3	-%	2,124.4	1,799.8	18%
Benefit plan non-service income	(30.3)	(21.4)	42%	(90.7)	(63.3)	43%
Interest, net	109.8	130.8	(16)%	347.9	397.0	(12)%
Earnings before income taxes and after-tax earnings from joint ventures	571.3	541.9	5%	1,867.2	1,466.1	27%
Income taxes	118.2	95.8	23%	340.9	313.1	9%
After-tax earnings from joint ventures	10.8	11.8	(8)%	57.5	52.0	11%
Net earnings, including earnings attributable to redeemable and noncontrolling interests	463.9	457.9	1%	1,583.8	1,205.0	31%
Net earnings attributable to redeemable and noncontrolling interests	9.8	11.1	(12)%	28.3	22.5	26%
Net earnings attributable to General Mills	$454.1	$446.8	2%	$1,555.5	$1,182.5	32%
Earnings per share - basic	$0.75	$0.74	1%	$2.56	$1.97	30%
Earnings per share - diluted	$0.74	$0.74	-%	$2.54	$1.96	30%

	Quarter Ended			Nine-Month Period Ended
	Feb. 23,	Feb. 24,	Basis Pt	Feb. 23,	Feb. 24,	Basis Pt
Comparisons as a % of net sales:	2020	2019	Change	2020	2019	Change
Gross margin	33.6%	34.4%	(80)	34.6%	33.8%	80
Selling, general, and administrative expenses	17.9%	16.6%	130	17.6%	17.3%	30
Operating profit	15.6%	15.5%	10	16.9%	14.2%	270
Net earnings attributable to General Mills	10.9%	10.6%	30	12.3%	9.3%	300

	Quarter Ended			Nine-Month Period Ended
Comparisons as a % of net sales excluding	Feb. 23,	Feb. 24,	Basis Pt	Feb. 23,	Feb. 24,	Basis Pt
certain items affecting comparability (a):	2020	2019	Change	2020	2019	Change
Adjusted gross margin	33.9%	34.2%	(30)	34.8%	34.1%	70
Adjusted operating profit	16.1%	17.4%	(130)	17.2%	16.8%	40
Adjusted net earnings attributable to General Mills	11.4%	12.0%	(60)	12.2%	11.4%	80
(a) See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).
See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended			Nine-Month Period Ended
	Feb. 23, 2020	Feb. 24, 2019	% Change	Feb. 23, 2020	Feb. 24, 2019	% Change
Net sales:
North America Retail	$2,501.9	$2,518.6	(1)%	$7,554.1	$7,583.5	-%
Convenience Stores & Foodservice	464.8	472.5	(2)%	1,423.3	1,450.1	(2)%
Europe & Australia	421.9	432.7	(2)%	1,308.9	1,387.2	(6)%
Asia & Latin America	408.2	427.7	(5)%	1,177.3	1,257.4	(6)%
Pet	383.5	346.8	11%	1,140.0	1,025.3	11%
Total	$4,180.3	$4,198.3	-%	$12,603.6	$12,703.5	(1)%

Operating profit:
North America Retail	$532.0	$581.6	(9)%	$1,734.4	$1,749.5	(1)%
Convenience Stores & Foodservice	92.1	96.7	(5)%	298.4	303.4	(2)%
Europe & Australia	22.1	24.4	(9)%	81.1	81.4	-%
Asia & Latin America	8.1	19.5	(58)%	42.6	49.6	(14)%
Pet	94.0	73.0	29%	255.7	158.3	62%
Total segment operating profit	748.3	795.2	(6)%	2,412.2	2,342.2	3%
Unallocated corporate items	91.7	48.8	88%	274.9	239.3	15%
Divestiture loss	-	35.4	NM	-	35.4	NM
Restructuring, impairment, and other exit costs	5.8	59.7	(90)%	12.9	267.7	(95)%
Total	$650.8	$651.3	-%	$2,124.4	$1,799.8	18%

	Quarter Ended			Nine-Month Period Ended
	Feb. 23, 2020	Feb. 24, 2019	Basis Pt Change	Feb. 23, 2020	Feb. 24, 2019	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	21.3%	23.1%	(180)	23.0%	23.1%	(10)
Convenience Stores & Foodservice	19.8%	20.5%	(70)	21.0%	20.9%	10
Europe & Australia	5.2%	5.6%	(40)	6.2%	5.9%	30
Asia & Latin America	2.0%	4.6%	(260)	3.6%	3.9%	(30)
Pet	24.5%	21.0%	350	22.4%	15.4%	700
Total segment operating profit	17.9%	18.9%	(100)	19.1%	18.4%	70

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	Feb. 23, 2020	Feb. 24, 2019	May 26, 2019
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$606.9	$547.1	$450.0
Receivables	1,731.1	1,704.1	1,679.7
Inventories	1,542.1	1,544.5	1,559.3
Prepaid expenses and other current assets	428.4	374.1	497.5

Total current assets	4,308.5	4,169.8	4,186.5

Land, buildings, and equipment	3,535.0	3,822.9	3,787.2
Goodwill	13,950.8	14,025.8	13,995.8
Other intangible assets	7,108.4	7,195.7	7,166.8
Other assets	1,346.0	1,071.6	974.9

Total assets	$30,248.7	$30,285.8	$30,111.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,931.5	$2,750.5	$2,854.1
Current portion of long-term debt	863.7	1,407.2	1,396.5
Notes payable	1,174.6	1,971.3	1,468.7
Other current liabilities	1,726.8	1,387.6	1,367.8

Total current liabilities	6,696.6	7,516.6	7,087.1

Long-term debt	11,589.6	11,642.6	11,624.8
Deferred income taxes	2,027.2	2,046.9	2,031.0
Other liabilities	1,536.6	1,281.4	1,448.9

Total liabilities	21,850.0	22,487.5	22,191.8

Redeemable interest	538.6	548.9	551.7

Stockholders' equity:

Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,334.9	1,414.2	1,386.7
Retained earnings	15,360.0	14,724.5	14,996.7
Common stock in treasury, at cost, shares of 148.8, 156.0 and 152.7	(6,610.8)	(6,923.5)	(6,779.0)
Accumulated other comprehensive loss	(2,584.5)	(2,360.3)	(2,625.4)

Total stockholders' equity	7,575.1	6,930.4	7,054.5

Noncontrolling interests	285.0	319.0	313.2

Total equity	7,860.1	7,249.4	7,367.7

Total liabilities and equity	$30,248.7	$30,285.8	$30,111.2

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)
	Nine-Month Period Ended
	Feb. 23, 2020	Feb. 24, 2019
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,583.8	$1,205.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	456.4	464.6
After-tax earnings from joint ventures	(57.5)	(52.0)
Distributions of earnings from joint ventures	37.7	46.6
Stock-based compensation	66.0	65.9
Deferred income taxes	1.7	52.5
Pension and other postretirement benefit plan contributions	(21.7)	(21.8)
Pension and other postretirement benefit plan costs	(23.2)	4.7
Divestiture loss	-	35.4
Restructuring, impairment, and other exit costs	20.6	227.2
Changes in current assets and liabilities, excluding the effects of divestiture	91.3	36.5
Other, net	4.7	(37.0)
Net cash provided by operating activities	2,159.8	2,027.6
Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(269.4)	(367.9)
Investments in affiliates, net	(40.9)	(1.5)
Proceeds from disposal of land, buildings, and equipment	0.9	10.9
Proceeds from divestiture	-	0.2
Other, net	4.8	(49.4)
Net cash used by investing activities	(304.6)	(407.7)
Cash Flows - Financing Activities
Change in notes payable	(282.9)	429.9
Issuance of long-term debt	867.8	-
Payment of long-term debt	(1,396.5)	(1,153.4)
Proceeds from common stock issued on exercised options	109.4	140.7
Purchases of common stock for treasury	(2.8)	(0.7)
Dividends paid	(895.4)	(883.7)
Investment in redeemable interest	-	55.7
Distributions to noncontrolling and redeemable interest holders	(70.4)	(33.5)
Other, net	(20.6)	(13.0)
Net cash used by financing activities	(1,691.4)	(1,458.0)
Effect of exchange rate changes on cash and cash equivalents	(6.9)	(13.8)
Increase in cash and cash equivalents	156.9	148.1
Cash and cash equivalents - beginning of year	450.0	399.0
Cash and cash equivalents - end of period	$606.9	$547.1
Cash Flow from changes in current assets and liabilities:
Receivables	$(60.3)	$(50.9)
Inventories	2.5	80.7
Prepaid expenses and other current assets	54.8	16.5
Accounts payable	119.9	77.5
Other current liabilities	(25.6)	(87.3)
Changes in current assets and liabilities	$91.3	$36.5
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

In the first quarter of fiscal 2020, we adopted new accounting requirements for hedge accounting. The new standard amends the hedge accounting recognition and presentation requirements to better align an entity’s risk management activities and financial reporting. The new standard also simplifies the application of hedge accounting guidance. The adoption did not have a material impact on our results of operations or financial position.

In the first quarter of fiscal 2020, we adopted new requirements for the accounting, presentation and classification of leases. This results in certain leases being capitalized as a right of use asset with a related liability on our Consolidated Balance Sheets. We performed a comprehensive review of our lease portfolio, implemented lease accounting software, and developed a centralized business process with corresponding controls. We adopted this guidance utilizing the cumulative effect adjustment approach, which required application of the guidance at the adoption date and elected certain practical expedients permitted under the transition guidance, including not reassessing whether existing contracts contain leases and carrying forward the historical classification of those leases. In addition, we elected not to recognize leases with an initial term of 12 months or less on our Consolidated Balance Sheet and to continue our historical treatment of land easements, under permitted elections. This guidance did not have a material impact on retained earnings, our Consolidated Statements of Earnings, or our Consolidated Statement of Cash Flows. As of February 23, 2020, we reported right of use assets net of accumulated amortization in other assets of $396 million, current lease liabilities in other current liabilities of $110 million, and non-current lease liabilities in other liabilities of $301 million on our Consolidated Balance Sheet.

(2)	During the third quarter of fiscal 2019, we sold our La Salteña fresh pasta and refrigerated dough business in Argentina and recorded a pre-tax loss of $35 million.
(3)	Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions	Feb. 23, 2020	Feb. 24, 2019	Feb. 23, 2020	Feb. 24, 2019
Cost of sales	$6.6	$0.1	$24.3	$0.3
Restructuring, impairment, and other exit costs	5.8	59.7	12.9	267.7
Total restructuring and impairment charges	12.4	59.8	37.2	268.0
Project-related costs classified in cost of sales	$0.4	$0.1	$1.1	$1.3

In the nine-month period ended February 23, 2020, we did not undertake any new restructuring actions. We recorded $12 million of restructuring charges for previously announced restructuring actions in the third quarter of fiscal 2020 and $37 million in the nine-month period ended February 23, 2020, compared to $59 million of restructuring charges in the third quarter of fiscal 2019 and $61 million in the nine-month period ended February 24, 2109.

In the second quarter of fiscal 2019, we recorded $193 million of charges related to the impairment of certain brand intangible assets in restructuring, impairment, and other exit costs. During the second quarter of fiscal 2019, we recorded a $13 million charge in restructuring, impairment, and other exit costs related to the impairment of certain manufacturing assets within our North America Retail segment.

(4)

Unallocated corporate expense totaled $92 million in the third quarter of fiscal 2020 compared to $49 million in the same period in fiscal 2019. We recorded $7 million of restructuring charges in cost of sales in the third quarter of fiscal 2020. We recorded a $9 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the third quarter of fiscal 2020 compared to a $6 million net decrease in expense in the same period last year. We recorded $3 million of losses related to certain investment valuation adjustments in the third quarter of fiscal 2020. During the third quarter of fiscal

2019, we recorded a $16 million legal recovery related to our Yoplait SAS subsidiary. We also recorded $6 million of integration costs in the third quarter of fiscal 2019 related to the acquisition of Blue Buffalo.

Unallocated corporate expense totaled $275 million in the nine-month period ended February 23, 2020, compared to $239 million in the same period last year. In the nine-month period ended February 23, 2020, we recorded $24 million of restructuring charges in cost of sales.  We recorded a $1 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the nine-month period ended February 23, 2020, compared to a $36 million net increase in expense in the same period last year. We recorded $7 million of net losses related to certain investment valuation adjustments and the loss on sale of certain corporate investments in the nine-month period ended February 23, 2020, compared to $13 million of gains in the same period last year. In addition, we recorded $21 million of integration costs related to the acquisition of Blue Buffalo, $3 million loss related to the impact of hyperinflationary accounting for our Argentina subsidiary, and a $16 million legal recovery related to our Yoplait SAS subsidiary in the nine-month period ended February 24, 2019.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions, Except per Share Data	Feb. 23, 2020	Feb. 24, 2019	Feb. 23, 2020	Feb. 24, 2019
Net earnings attributable to General Mills	$454.1	$446.8	$1,555.5	$1,182.5
Average number of common shares - basic EPS	607.9	600.4	607.1	599.3
Incremental share effect from: (a)
Stock options	2.6	2.2	2.8	3.0
Restricted stock, restricted stock units, and other	2.3	1.9	2.2	1.7
Average number of common shares - diluted EPS	612.8	604.5	612.1	604.0
Earnings per share - basic	$0.75	$0.74	$2.56	$1.97
Earnings per share - diluted	$0.74	$0.74	$2.54	$1.96
(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the third quarter of fiscal 2020 was 20.7 percent compared to 17.7 percent for the third quarter of fiscal 2019. The 3.0 percentage point increase was primarily due to certain discrete tax benefits in fiscal 2019, partially offset by changes in earnings mix by jurisdiction in fiscal 2020. During the third quarter of fiscal 2019, we completed our accounting for the tax effects of the Tax Cuts and Jobs Act and recorded a benefit of $7 million. Our adjusted effective tax rate was 21.0 percent in the third quarter of fiscal 2020 compared to 19.9 percent in the third quarter of fiscal 2019 (see Note 7 below for a description of our use of measures not defined by GAAP).

The effective tax rate for the nine-month period ended February 23, 2020, was 18.3 percent compared to 21.4 percent for the same period last year. The 3.1 percentage point decrease was primarily due to a $53 million net benefit related to the reorganization of certain wholly owned subsidiaries in fiscal 2020 and changes in earnings mix jurisdiction, partially offset by certain discrete tax benefits in fiscal 2019. Our adjusted effective tax rate was 21.3 percent in the nine-month period ended February 23, 2020, compared to 22.2 percent in the same period of fiscal 2019 (see Note 7 below for a description of our use of measures not defined by GAAP).

(7)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, as well as acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Also, certain measures in this release are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Our fiscal 2020 outlook for organic net sales growth, adjusted operating profit, and adjusted diluted EPS are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project-related costs, acquisition transaction and integration costs, and mark-to-market effects. Our fiscal 2020 outlook for organic net sales growth also excludes the effect of a 53rd week, acquisitions, and divestitures. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing of acquisitions, divestitures and restructuring actions throughout fiscal 2020. The unavailable information could have a significant impact on our fiscal 2020 GAAP financial results.

For fiscal 2020, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions), acquisitions, divestitures, and a 53rd week to increase net sales growth by approximately 1 percentage point; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and restructuring charges and project-related costs related to actions previously announced to total approximately $56 million.

Adjusted Diluted EPS and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rate follows:

	Quarter Ended			Nine-Month Period Ended
Per Share Data	Feb. 23, 2020	Feb. 24, 2019	Change	Feb. 23, 2020	Feb. 24, 2019	Change
Diluted earnings per share, as reported	$0.74	$0.74	Flat	$2.54	$1.96	30%
Tax items (a)	-	(0.01)		(0.09)	(0.01)
Mark-to-market effects (b)	0.01	(0.01)			0.05
Acquisition integration costs (b)	-	0.01		-	0.03
Investment activity, net (b)	-	-		-	(0.01)
Legal recovery (b)	-	(0.01)		-	(0.01)
Restructuring charges (c)	0.02	0.08		0.05	0.08
Asset impairments (c)	-	-		-	0.26
CPW restructuring charges (d)	0.01	-		0.01	0.01
Divestiture loss (e)	-	0.03		-	0.03
Adjusted diluted earnings per share	$0.77	$0.83	(7)%	$2.51	$2.39	5%
Foreign currency exchange impact			(1) pt			Flat
Adjusted diluted earnings per share growth, on a constant-currency basis			(6)%			5%

Note: Table may not foot due to rounding.

(a)	See Note 6.
(b)	See Note 4.
(c)	See Note 3.
(d)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(e)	See Note 2.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

We have included our fiscal 2019 adjusted diluted earnings per share as it serves as the base for our full-year fiscal 2020 adjusted diluted earnings per share comparability targets.

Per Share Data	Fiscal Year 2019
Diluted earnings per share, as reported	$2.90
Net tax benefit	(0.01)
Tax items	(0.12)
Mark-to-market effects	0.05
Investment valuation adjustments	(0.03)
Legal recovery	(0.01)
Divestitures loss	0.03
Acquisition transaction and integration costs	0.03
CPW restructuring charges	0.02
Restructuring charges	0.10
Asset impairments	0.26
Adjusted diluted earnings per share	$3.22

Total Segment Operating Profit

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate segment performance. A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency total segment operating profit growth is calculated as follows:

	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Total Segment Operating Profit on a Constant-Currency Basis
Quarter Ended Feb. 23, 2020	(6)%	Flat	(6)%
Nine-Month Period Ended Feb. 23, 2020	3%	Flat	3%
Note: Table may not foot due to rounding.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Feb. 23, 2020
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(9)%	Flat		(9)%
Europe & Australia	(9)%	1	pt	(11)%
Asia & Latin America	(58)%	5	pts	(64)%

	Nine-Month Period Ended Feb. 23, 2020
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(1)%	Flat		(1)%
Europe & Australia	Flat	(3)	pts	3%
Asia & Latin America	(14)%	(1)	pt	(13)%
Note: Tables may not foot due to rounding.

Net Sales Growth Rates for Canada Operating Unit on a Constant-currency Basis

We believe that this measure of our Canada operating unit net sales provides useful information to investors because it provides transparency to the underlying performance for the Canada operating unit within our North America Retail segment by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rates for our Canada operating unit on a constant-currency basis are calculated as follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Quarter Ended Feb. 23, 2020	6%	1	pt	5%
Nine-Month Period Ended Feb. 23, 2020	1%	Flat		2%
Note: Table may not foot due to rounding.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing these measures on a comparable year-to-year basis.

	Quarter Ended
In Millions	Feb. 23, 2020		Feb. 24, 2019
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,403.2	33.6%	$1,443.0	34.4%
Mark-to-market effects (b)	8.6	0.2%	(6.5)	(0.2)%
Restructuring charges (c)	6.6	0.2%	0.1	-%
Project-related costs (c)	0.4	-%	0.1	-%
Adjusted gross margin	$1,418.9	33.9%	$1,436.7	34.2%

Operating profit as reported	$650.8	15.6%	$651.3	15.5%
Mark-to-market effects (b)	8.6	0.2%	(6.5)	(0.1)%
Legal recovery (b)	-	-%	(16.2)	(0.4)%
Investment activity, net (b)	3.0	0.1%	-	-%
Acquisition integration costs (b)	-	-%	5.8	0.1%
Restructuring charges (c)	12.4	0.3%	58.6	1.4%
Project-related costs (c)	0.4	-%	0.1	-%
Asset impairments (c)	-	-%	1.2	-%
Divestiture loss (d)	-	-%	35.4	0.9%
Adjusted operating profit	$675.1	16.1%	$729.7	17.4%

Net earnings attributable to General Mills as reported	$454.1	10.9%	$446.8	10.6%
Mark-to-market effects, net of tax (b)(g)	6.6	0.2%	(5.0)	(0.1)%
Legal recovery, net of tax (b)(g)	-	-%	(5.5)	(0.1)%
Investment activity, net, net of tax (b)(g)	2.3	0.1%	-	-%
Acquisition integration costs, net of tax (b)(g)	-	-%	4.5	0.1%
Restructuring charges, net of tax (c)(g)	8.7	0.2%	46.0	1.1%
Project-related costs, net of tax (c)(g)	0.3	-%	0.1	-%
Divestiture loss, net of tax (d)(g)	-	-%	21.8	0.5%
Tax item (e)	-	-%	(7.2)	(0.2)%
CPW restructuring charges, net of tax (f)	2.9	0.1%	3.9	0.1%
Adjusted net earnings attributable to General Mills	$474.8	11.4%	$505.4	12.0%

Note: Table may not foot due to rounding.

(a)	Net sales less cost of sales.
(b)	See Note 4.
(c)	See Note 3.
(d)	See Note 2.
(e)	See Note 6.
(f)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(g)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Nine-Month Period Ended
In Millions	Feb. 23, 2020		Feb. 24, 2019
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$4,361.8	34.6%	$4,295.5	33.8%
Mark-to-market effects (b)	1.0	-%	36.4	0.3%
Hyperinflationary accounting (b)	-	-%	1.4	-%
Restructuring charges (c)	24.3	0.2%	0.3	-%
Project-related costs (c)	1.1	-%	1.3	-%
Adjusted gross margin	$4,388.2	34.8%	$4,334.9	34.1%

Operating profit as reported	$2,124.4	16.9%	$1,799.8	14.2%
Mark-to-market effects (b)	1.0	-%	36.4	0.3%
Investment activity, net (b)	6.7	0.1%	(13.0)	(0.1)%
Legal recovery (b)	-	-%	(16.2)	(0.1)%
Acquisition integration costs (b)	-	-%	21.3	0.1%
Hyperinflationary accounting (b)	-	-%	3.2	-%
Restructuring charges (c)	37.2	0.3%	61.0	0.5%
Project-related costs (c)	1.1	-%	1.3	-%
Asset impairments (c)	-	-%	207.0	1.6%
Divestiture loss (d)	-	-%	35.4	0.3%
Adjusted operating profit	$2,170.3	17.2%	$2,136.2	16.8%

Net earnings attributable to General Mills as reported	$1,555.5	12.3%	$1,182.5	9.3%
Mark-to-market effects, net of tax (b)(g)	0.7	-%	28.0	0.2%
Hyperinflationary accounting, net of tax (b)(g)	-	-%	3.2	-%
Investment activity, net, net of tax (b)(g)	1.6	-%	(10.0)	(0.1)%
Acquisition integration costs, net of tax (b)(g)	-	-%	16.4	0.1%
Legal recovery, net of tax (b)(g)	-	-%	(5.5)	-%
Restructuring charges, net of tax (c)(g)	29.2	0.2%	48.2	0.4%
Project-related costs, net of tax (c)(g)	0.9	-%	1.0	-%
Asset impairments, net of tax (c)(g)	-	-%	158.4	1.2%
Divestiture loss, net of tax (d)(g)	-	-%	21.8	0.2%
Tax items (e)	(53.1)	(0.4)%	(7.2)	-%
CPW restructuring charges, net of tax (f)	4.5	-%	8.6	0.1%
Adjusted net earnings attributable to General Mills	$1,539.2	12.2%	$1,445.4	11.4%

Note: Table may not foot due to rounding.

(a)	Net sales less cost of sales.
(b)	See Note 4.
(c)	See Note 3.
(d)	See Note 2.
(e)	See Note 6.
(f)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(g)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Adjusted Operating Profit Growth on a Constant-currency Basis

We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. Additionally, the measures are evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Nine-Month Period Ended
	Feb. 23, 2020	Feb. 24, 2019	Change	Feb. 23, 2020	Feb. 24, 2019	Change
Operating profit as reported	$650.8	$651.3	Flat	$2,124.4	$1,799.8	18%
Mark-to-market effects (a)	8.6	(6.5)		1.0	36.4
Investment activity, net (a)	3.0	-		6.7	(13.0)
Acquisition integration costs (a)	-	5.8		-	21.3
Hyperinflationary accounting (a)	-	-		-	3.2
Legal recovery (a)	-	(16.2)		-	(16.2)
Restructuring charges (b)	12.4	58.6		37.2	61.0
Project-related costs (b)	0.4	0.1		1.1	1.3
Asset impairments (b)	-	1.2		-	207.0
Divestiture loss (c)	-	35.4		-	35.4
Adjusted operating profit	$675.1	$729.7	(7)%	$2,170.3	$2,136.2	2%
Foreign currency exchange impact			Flat			Flat
Adjusted operating profit growth, on a constant-currency basis			(8)%			2%

Note: Table may not foot due to rounding.

(a)	See Note 4.
(b)	See Note 3.
(c)	See Note 2.

We have included our fiscal 2019 adjusted operating profit as it serves as the base for our target full-year fiscal 2020 adjusted operating profit growth rate.

Fiscal Year
In Millions	2019
Operating profit as reported	$2,515.9
Mark-to-market effects	36.0
Divestitures loss	30.0
Acquisition transaction and integration costs	25.6
Restructuring charges	77.6
Project-related costs	1.3
Asset impairments	207.4
Hyperinflationary accounting	3.2
Investment valuation adjustments	(22.8)
Legal recovery	(16.2)
Adjusted operating profit	$2,858.0

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended				Nine-Month Period Ended
	Feb. 23, 2020		Feb. 24, 2019		Feb. 23, 2020		Feb. 24, 2019
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$571.3	$118.2	$541.9	$95.8	$1,867.2	$340.9	$1,466.1	$313.1
Mark-to-market effects (b)	8.6	1.9	(6.5)	(1.5)	1.0	0.2	36.4	8.4
Investment activity, net (b)	3.0	0.7	-	-	6.7	5.1	(13.0)	(3.0)
Acquisition integration costs (b)	-	-	5.8	1.3	-	-	21.3	4.9
Legal recovery (b)	-	-	(16.2)	(5.4)	-	-	(16.2)	(5.4)
Hyperinflationary accounting (b)	-	-	-	-	-	-	3.2	-
Restructuring charges (c)	12.4	3.7	58.6	12.3	37.2	8.0	61.0	12.5
Project-related costs (c)	0.4	0.1	0.1	-	1.1	0.2	1.3	0.3
Asset impairments (c)	-	-	1.2	0.3	-	-	207.0	47.7
Divestiture loss (d)	-	-	35.4	13.6	-	-	35.4	13.6
Tax items (e)	-	-	-	7.2	-	53.1	-	7.2
As adjusted	$595.6	$124.8	$620.3	$123.6	$1,913.1	$407.6	$1,802.5	$399.3
Effective tax rate:
As reported		20.7%		17.7%		18.3%		21.4%
As adjusted		21.0%		19.9%		21.3%		22.2%
Sum of adjustment to income taxes		$6.4		$27.8		$66.6		$86.2
Average number of common shares - diluted EPS		612.8		604.5		612.1		604.0
Impact of income tax adjustments on adjusted diluted EPS		$0.01		$0.04		$0.11		$0.14

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 4.
(c)	See Note 3.
(d)	See Note 2.
(e)	See Note 6.